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                                                                    Exhibit 99.1
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                                  NEWS RELEASE


DAVID RADEKE, Chief Operating Officer
             (978) 282-1800                       December 1, 1999


                                    NUTRAMAX

     GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. announced today that it has entered into a Forbearance Agreement with its bank lenders and subordinated debt holder, waiving all financial covenant defaults that would otherwise exist, waiving all regularly scheduled principal payments and enhancing its availability under its credit facility. The new Forbearance Agreement extends until February 5, 2000, subject to the sale of certain assets and the delivery of a recapitalization proposal to the Company's lenders by December 15, 1999.

     "Our bank lenders have been superbly cooperative with us and understand the problems the accounting restatement created for NutraMax. With their support, we have been able to reassure our vendors and customers, and create a sound platform for the Company going forward," Radeke said.

     NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross and NutraMax.

     Visit NutraMax on the Internet at http://www.nutramax.com.

     Some of the information contained in this new release constitutes forward-looking statements within the meaning of Section 27A of the Securities Section 21E of the Exchange Act. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from those set forth in the forward-looking statements.

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